Exhibit 10.21

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (“Agreement”) is made and entered into on September 12, 2007, by and between Barry C. Cooper (hereinafter “Cooper” or “you” or “your”), a Missouri resident, and The Laclede Group, Inc.; and its current and former agents; officers; employees; directors; divisions; subsidiaries, including but not limited to those entities listed on Appendix A; affiliates; representatives; attorneys; successors and assigns (hereinafter collectively “Laclede”).  For and in consideration of the following promises, the parties agree to the following:

RECITALS

WHEREAS, Cooper currently serves Laclede in the positions indicated on Appendix A; and

WHEREAS, Cooper has agreed to resign from all the positions indicated on Appendix A at the end of the day on September 30, 2007 (the “Separation Date”), meaning that Cooper will no longer be employed by Laclede in any capacity starting on October 1, 2007; and,

WHEREAS, Cooper has agreed to resign from the positions indicated on Appendix A to pursue other business interests; and,

WHEREAS, Cooper and Laclede desire to resolve any and all issues between them, actual or potential; and

WHEREAS, Cooper and Laclede desire to enter into a full and final settlement of all matters between Cooper and Laclede, including, but not limited to, any issues which might arise out of Cooper’s separation from Laclede.

NOW THEREFORE, for and in consideration of the releases, covenants and undertakings hereinafter set forth, and for other good and valuable consideration, which each party hereby acknowledges, it is agreed as follows:

1.
Payments and Benefits.  Laclede will make the payments and provide the benefits described below in consideration and in exchange for Cooper’s promises, agreements, releases, and obligations set out below, so long as Cooper submits this Agreement properly executed to Laclede on or before September 25, 2007, and adheres to the promises and agreements set out in the balance of this Agreement.  Cooper, however, will not be eligible for participation in any bonus or equity programs or any other benefits except as outlined in this Agreement, following the Separation Date.

(A)
Payments.  Laclede will pay Cooper twelve (12) monthly installments, each in an amount equal to Cooper’s regular salary of Twenty Thousand, Three Hundred Seventy-Five Dollars and No Cents ($20,375.00) per month, less withholdings, with the first installment to be paid on November 1, 2007, and the last installment to be paid on October 1, 2008, resulting in total payments, before withholdings, of Two Hundred Forty-Four Thousand, Five Hundred Dollars and No Cents ($244,500.00).

(B)
Annual Incentive Plan.  Pursuant to Laclede’s Annual Incentive Plan, Cooper will receive a bonus for the fiscal year 2007 if the Compensation Committee of The Laclede Group, Inc. (the “Committee”), in its sole discretion, determines that the Annual Incentive Plan is funded and that Cooper has sufficiently attained his objectives for the fiscal year 2007 under the Annual Incentive Plan.  Should the Committee determine that Cooper is entitled to a bonus for the fiscal year 2007, the Committee will act with its sole discretion to determine the amount of Cooper’s bonus.  Notwithstanding the terms of this Agreement, Cooper acknowledges and agrees that, at all times, the Committee has had and continues to retain the sole discretion to determine whether Cooper is entitled to a bonus for the fiscal year 2007 and the amount of any such bonus to be paid to Cooper.

(C)
Unused Vacation Time.  Laclede will pay Cooper the cash value, less appropriate withholdings, of any unused 2007 vacation time preceding the Separation Date.  Payment under this Subparagraph will be made in a lump sum amount with Cooper’s initial installment described in Subparagraph 1(A), above.

(D)
Outplacement Benefits.  Laclede will pay and arrange for the services of an outplacement firm, which Laclede will choose based on Laclede’s sole discretion, to be provided for Cooper for no more than one (1) year following the Separation Date.  Should Cooper accept a position of employment prior to the end of one (1) year following his Separation Date, Laclede will discontinue paying for the outplacement benefits described herein.  Accordingly, Cooper agrees to notify Laclede in writing if and when he accepts a position of employment within one (1) year of his Separation Date.

(E)
Acknowledgment of Consideration.  Cooper acknowledges and agrees the payments referenced in Paragraph 1 and Subparagraphs 1(A), 1(B), 1(C), and 1(D) of this Agreement are valuable consideration to him and that he would not otherwise be entitled to such consideration absent his execution of this Agreement and the promises set forth herein.

2.
Resignation.  By executing this Agreement, the parties acknowledge that Cooper has submitted his resignation, effective at the end of the day on the Separation Date, for all his positions with Laclede, as listed in Appendix A, and that Laclede has accepted Cooper’s resignation of those positions, effective at the end of the day on the Separation Date.

3.
Health Insurance Continuation.  Pursuant to the provisions of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, commonly referred to as “COBRA,” Laclede will provide the required COBRA notification within fourteen (14) days of the Separation Date and the COBRA benefit entitlement period of eighteen (18) months shall commence to run effective on October 1, 2007.  Cooper’s existing insurance coverage will expire at the end of the day on September 30, 2007.  Cooper and any of his eligible dependents, as applicable, may elect COBRA coverage under the provisions of COBRA on October 1, 2007.  Should Cooper or any of his eligible dependents elect COBRA coverage, Cooper will be solely responsible for the full cost of premiums associated with any such election.

4.
Equity Incentive Plan.  By executing this Agreement, Cooper acknowledges that all non-qualified stock options granted to him by Laclede will be forfeited if not exercised as of the end of the day on the Separation Date.  Furthermore, Cooper acknowledges that he shall forfeit any and all right to the ownership of performance-contingent restricted stock (“PCRS”) previously granted to him by Laclede, effective at the end of the day on the Separation Date. Following the dividend payment date of October 1, 2007, Cooper will neither accrue nor receive any further dividend payments of any kind in connection with the PCRS previously granted to him by Laclede.

5.
Vesting in Retirement Plans.  As of the Separation Date, Cooper will be vested pursuant to the Employees’ Retirement Plan and the Supplemental Retirement Benefit Plan of Laclede Gas Company, provided however, that Cooper’s employment with Laclede continues through September 30, 2007.

6.
Deferred Income Plan II.  In accordance with the terms of Laclede’s Deferred Income Plan II (the “DIP”), Cooper will no longer be eligible to participate in the DIP following the Separation Date.  Pursuant to the terms and conditions of the DIP, Cooper will receive a single payment equal to the amount of his existing deferrals, plus interest, at the Moody’s rate applicable to each plan year, minus applicable taxes, within thirty-one (31) days of the Separation Date.

7.
Release of Claims.  In exchange for the receipt of the payments set out in the foregoing paragraphs of this Agreement, and for his promises set out herein, Cooper, for and on behalf of Cooper and Cooper’s heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, hereby agrees to, and does, remise, release and forever discharge Laclede from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise between Cooper and Laclede from matters, actions, or inactions which occurred prior to or on the Separation Date, which matters include but are not limited to Cooper’s separation from employment with Laclede, and matters arising from the offer and acceptance of this Agreement.  Cooper understands that the provisions of this Paragraph mean that he cannot bring a lawsuit against Laclede for any reason.

8.
Agreement Not to File Suit or Other Claims.  In exchange for the receipt of the consideration, payments, and promises set out in this Agreement above, Cooper, for and on behalf of Cooper and Cooper’s beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agree that they will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will Cooper permit any person, group of persons, or organization to take such action on Cooper’s behalf) against Laclede arising out of any actions or non-actions on the part of Laclede arising before or on the Separation Date.Cooper further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on his behalf, he hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort (but will not be obliged to incur any expense) to have such claim dismissed.  The provisions of this Paragraph and Paragraph 9, below, shall not be construed to prevent Cooper from filing a charge with the Equal Employment Opportunity Commission (“EEOC”), only to the extent he is permitted to do so by law, notwithstanding the provisions of this Agreement to the contrary.  However, Cooper expressly waives and disclaims any right to compensation or other benefit which may inure to him as a result of any such charge and hereby expressly agrees to provide any such benefit or pay any such compensation directly to Laclede.  Cooper understands that the provisions of this Paragraph mean that he cannot bring a lawsuit against Laclede for any reason.

9.
Claims Covered by Agreement.  The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Paragraphs 7 and 8 above include, but are not limited to, (i) any breach of an actual or implied contract of employment between Cooper and Laclede, (ii) any claim of unjust, wrongful, or tortious discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common-law action, (iv) any claim related to the issuance or non-issuance of stock, or (v) any claims of violations arising under whistleblower employee protection provisions of the Sarbanes-Oxley Act of 2002, 18 U.S.C. § 1514A, the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e etseq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, 29 U.S.C. § 621 etseq., (including but not limited to the Older Worker’s Benefit Protection Act), the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 etseq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 etseq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 etseq., the Family and Medical Leave Act, 29 U.S.C. § 2601, the Employee Retirement Income Security Act, 29 U.S.C. § 1001, etseq. or the Missouri Human Rights Act, R.S. Mo. § 213.010, et.seq., the Missouri Service Letter Statute, R.S. Mo. § 290.140, the Missouri Employment Security Act, R.S. Mo. § 288.010, et seq., retaliation for exercise of rights Under the Missouri Worker’s Compensation Act, R.S. Mo.§ 287.010 et seq.; the Missouri Aids Act, R.S.Mo. § 191.6665, etseq., as amended; the Missouri Equal Pay Law, R.S.Mo. § 290.400-290.460 etseq., as amended; the Missouri Handicap Discrimination Statute, R.S.Mo. § 209.150, 290.160, 290.162, and 209.180 etseq., as amended; the Missouri Genetic Testing Information Bias Law, R.S.Mo. § 375.1300, 375.1303, 375.1306 and 375.1309 etseq., as amended; the Missouri Smokers Rights Law, R.S.Mo. § 290.145 et

seq., as amended, or any other federal, state, or local statutes or ordinances or common laws, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with Laclede arising from events occurring prior to or on the Separation Date other than those payments and benefits specifically provided herein.

10.
Release of Benefit Claims.  In exchange for the monetary payments and benefits described in Paragraph 1 and Subparagraphs 1(A), 1(B), 1(C), and 1(D) Cooper further releases and waives any claim for any type of compensation or employee benefits with Laclede.

11.
Representations and Warranties Regarding the FMLA, FLSA, and Sarbanes-Oxley Act.  Cooper represents and warrants that he is not aware of any circumstances that might entitle Cooper to a leave of absence under the Family and Medical Leave Act (“FMLA”) or any fact which might justify a claim against Laclede for violation of the FMLA.  Cooper represents and warrants further that Cooper has received any and all wages and commissions for work performed and all overtime compensation and FMLA leave to which Cooper may have been entitled, and that Cooper is not currently aware of any facts or circumstances constituting a violation by Laclede of the FMLA, FLSA, or the Sarbanes-Oxley Act.  Cooper specifically warrants that he has discussed this issue and all underlying facts with his attorney and in consultation with Cooper’s attorney, makes these representations.

12.
Confidentiality of Agreement.  Notwithstanding Laclede’s duty to comply with Securities Exchange Commission (“SEC”) public disclosure requirements, in exchange for the receipt of the payments set out above, Cooper agrees that he will not publicize this Agreement directly, either in specific or as to general content, to either the public generally, to any employee or agent of Laclede, or to any other person or entity, except as Cooper might be lawfully compelled to give testimony by court or federal agency process, lawful deposition, interrogatory, or arbitrator of competent jurisdiction, or to participate in an EEOC, SEC, or other federal agency investigation.  Furthermore, the parties do not intend for this Agreement to restrict Cooper from engaging in any whistleblower activity protected by federal law; thus, Cooper’s publicity of and discussions about the terms of this Agreement, if made in connection with whistleblower activity protected by federal law, will not constitute a breach of this Agreement.  Cooper’s agreement to keep confidential the terms of this Agreement requires Cooper to refrain from communicating regarding the terms of this Agreement with anyone except Cooper’s immediate family and Cooper’s attorney, accountant, or financial advisor who has a legitimate need to know the terms of this Agreement in order to render professional advice or services to Cooper; otherwise, Cooper agrees not to identify or reveal any other terms of the Agreement.  Cooper recognizes that despite the fact that Laclede will comply with all applicable SEC public disclosure requirements in connection with the execution of this Agreement, Cooper’s own discussions with other persons and/or entities regarding the terms of this Agreement could negatively impact Laclede.  Particularly because Cooper has held positions of influence with Laclede, Cooper recognizes that his publicity of and discussions about the terms of the Agreement would cause a greater disruption in Laclede’s business than would exist otherwise.  In light of this recognition, and because Cooper agrees that Laclede has a material interest in limiting any disruption to Laclede’s business caused by the execution of this Agreement, Cooper agrees that this Paragraph constitutes a material term of this Agreement.  As a result, any breach of this provision will be considered a material breach and will, among all other available remedies, excuse Laclede from any further obligations to Cooper under this Agreement, including any remaining payments set forth in Paragraph 1 and Subparagraphs 1(A), 1(B), 1(C), and 1(D) hereof.  This shall not be construed as a limitation of remedies, and Laclede retains all rights to pursue any and all claims or actions against Cooper as a result of Cooper publicizing or discussing the terms of this Agreement in a manner prohibited by this Paragraph.

13.
Non-Solicitation.  During Cooper’s employment with Laclede, Cooper had access to confidential information and developed certain relationships such that if Cooper were allowed to pursue employment relationships with Laclede’s employees, Cooper would have an unfair advantage based upon confidential information and/or relationships developed.  Furthermore, Cooper acknowledges that Laclede expends significant resources, on an ongoing basis, to recruit, hire, train, and retain its personnel.  Cooper agrees to adhere to the commitments contained in this Paragraph now and in the future and acknowledges that any breach of this promise will be material to Laclede.  Therefore, Cooper agrees that from the date of execution of this Agreement until the expiration of a period of one (1) year from the date of execution of this Agreement (the “Covered Period”), Cooper will not, directly or indirectly:

(A)
solicit or recruit for employment, offer employment to, hire, solicit, or recruit for placement, place and/or offer to place with another company or entity -- on a temporary, permanent or contract basis, or otherwise -- anyone who at any time during the Covered Period is or was employed by Laclede (a “Covered Employee”); provided that, at the time of such solicitation, recruitment, offer of employment, hiring, offer to place or placement, or any time during the ninety (90) day period immediately preceding same, the Covered Employee is or was an employee of Laclede; or

(B)	encourage, entice or persuade, or attempt to encourage, entice or persuade any Covered Employee to leave his or her employment with Laclede.

14.
Nondisparagement.  Cooper agrees that he will not, in any way, criticize, denigrate or otherwise disparage Laclede, including but not limited to Laclede’s current or former officers, directors and employees, and Cooper agrees he will not, at any time, make or solicit any comments, statements or the like to the media or to others, including their agents or representatives, that may be considered to be derogatory or detrimental to the good name or business reputation of Laclede.  Cooper further represents and agrees that he has not and will not engage in any conduct or take any action whatsoever to cause or influence or which reasonably could be anticipated to cause or influence any person or entity, including but not limited to, any past, present or prospective employee of, or applicant for employment with Laclede, to initiate litigation, assert any other kind of claim or take any other kind of adverse action against Laclede.  Notwithstanding the requirements of this Paragraph, nothing herein shall prohibit Cooper from engaging in whistleblower activity protected by federal law.  Cooper acknowledges that this provision constitutes a material term in this Agreement, without which Laclede would not enter into this Agreement.  As a result, any breach of this provision will be considered a material breach and will, among all other available remedies, excuse Laclede from any further obligations to Cooper under this Agreement, including any remaining payments set forth in Paragraph 1 and Subparagraphs 1(A), 1(B), 1(C), and 1(D) hereof.  This shall not be construed as a limitation of remedies, and Laclede retains all rights to pursue any and all claims or actions against Cooper as a result of any disparaging remarks made in violation of this Paragraph or otherwise.

15.
Non-Disclosure of Confidential Information.  Cooper acknowledges that Laclede continually develops Confidential Information, that Cooper has developed Confidential Information for Laclede and that Cooper had possession of and access to Confidential Information during the course of his employment with Laclede.  Cooper will continue to protect Laclede’s Confidential Information by refraining from disclosing to any person or entity, and from using, other than as required by applicable law, any Confidential Information obtained by Cooper incident to Cooper’s employment or other association with Laclede.  The confidentiality obligation under this Paragraph shall not apply to information that is generally known or readily available to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Cooper or any other person or entity having an obligation of confidentiality to Laclede.  As a further acknowledgement of his responsibilities under this Paragraph, Cooper acknowledges and agrees that:

(A)
all memoranda, notes, records, reports, papers, drawings, designs, computer files in any media, documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of Laclede and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by Cooper, shall be the sole and exclusive property of Laclede.  Cooper represents that during Cooper’s employment with Laclede, Cooper took all action necessary to safeguard all Confidential Information and has surrendered to Laclede all of Laclede’s property in Cooper’s possession or control.

(B)
in the event Cooper is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, deposition, subpoena, civil or federal agency investigative demand or similar process) to disclose any of the Confidential Information, Cooper shall, where permitted under applicable law, rule or regulation, provide written notice to Laclede promptly after such request so Laclede may, at its expense, seek a protective order or other appropriate remedy, and Cooper agrees to reasonably cooperate with Laclede in connection with seeking such order or other remedy.  In the event that such protective order or other remedy is not obtained, Cooper shall furnish only that portion of the Confidential Information that Cooper is advised by counsel is required, and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded such Confidential Information.  In addition, Cooper may disclose Confidential Information in the course of inspections, examinations or inquiries by federal or state regulatory agencies and self regulatory organizations that have requested or required the inspection of records that contain the Confidential

Information provided that Cooper exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information. To the extent such information is required to be disclosed and is not accorded confidential treatment as described in the immediately preceding sentence, it shall not constitute “Confidential Information” under this Agreement.

(C)
“Confidential Information” shall mean any and all information of Laclede that is not generally known by others with whom Laclede competes or does business, or with whom Laclede plans to compete or do business and any and all information, publicly known in part or not, which, if disclosed by Cooper would assist in competition against Laclede.  Confidential Information includes without limitation such information relating to (i) trade secrets, the development, research, testing, manufacturing, marketing and financial activities of Laclede, (ii) the products and services, (iii) the costs, sources of supply, financial performance and strategic plans of Laclede, (iv) the identity and special needs of the customers of Laclede, and (v) client lists and the people and organizations with whom Laclede has business relationships and the substance of those relationships.  Confidential Information also includes any information that Laclede has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed.

16.
Reasonable Scope of Agreement.  Cooper acknowledges that the scope of this Agreement, including without limitation, Paragraphs 12, 13, 14, and 15 of the Agreement, including their respective Subparagraphs, is reasonable in light of its narrow focus and the legitimate interests of Laclede to be protected.

17.
Liquidated Damages.  Cooper understands and agrees that the damage to Laclede due to any breach of Paragraphs 12, 13, 14, and 15 of this Agreement, including their respective Subparagraphs, will be extremely difficult to determine.  Therefore, Cooper agrees that if he violates any of those Paragraphs of this Agreement, he will pay $10,000 to Laclede, without prejudice to any additional relief that may be available to Laclede, specifically including but not limited to Laclede’s right to cease paying any remaining payments otherwise due to Cooper under Paragraph 1 and Subparagraphs 1(A), 1(B), 1(C), or 1(D).  Cooper’s obligation, pursuant to this Paragraph, to pay liquidated damages for multiple violations of Paragraphs 12, 13, 14, and 15 of this Agreement, including their respective Subparagraphs, shall not exceed $50,000.  In addition, if Cooper breaks his promises in Paragraphs 7, 8, 9, or 10 of this Agreement and files a lawsuit regarding claims he has released, Cooper agrees to pay for all costs incurred by Laclede, including reasonable attorneys’ fees, in defending against his claims.  Cooper acknowledges and agrees further that the liquidated damages described herein represent a conservative estimate of the damages Laclede is likely to suffer should Cooper breach Paragraphs 12, 13, 14, or 15 of this Agreement, including their respective Subparagraphs.

18.
No Admission of Wrongdoing.  The parties to this Agreement agree that nothing in this Agreement is an admission by any party hereto of any wrongdoing, either in violation of an applicable law or otherwise, and that nothing in this Agreement is to be construed as such by any person.

19.
Knowing and Voluntary Agreement.  Cooper acknowledges further that he understands this Agreement, the claims he is releasing herein, the promises and agreements he is making herein, and the effect of his signing this Agreement.  Cooper represents, declares, and agrees further that he voluntarily accepts the consideration described above in Paragraph 1 and Subparagraphs 1(A), 1(B), 1(C), and 1(D) for the purpose of making a full and final compromise, adjustment, and settlement of all claims or potential claims against Laclede from any action or inaction taking place prior to or on the Separation Date.

20.
Choice of Law.  Because of Laclede’s and Cooper’s substantial contacts with Missouri, the fact that Laclede hired Cooper in Missouri, Cooper’s primary place of work for Laclede has been located in Missouri, and the parties’ interests in ensuring that disputes regarding the interpretation, validity, and enforceability of this Agreement are resolved on a uniform basis, the parties agree that the Agreement shall be interpreted, construed, applied, and governed by and according to the laws of the State of Missouri, without regard for any conflict of law principles.

21.	Modification. The parties hereto agree that this Agreement may not be modified, altered, or changed except by a written agreement signed by the parties hereto.

22.
Entire Agreement.  The parties acknowledge that this constitutes the entire agreement between them superseding all prior written and oral agreements, regarding Cooper’s separation, and there are no other understandings or agreements, written or oral, among them on the subject of Cooper’s separation.

23.	Severability. If any Paragraph, Subparagraph, clause or provision of this Agreement is held to be invalid, the remaining provisions shall remain in full force and effect.

24.
Rule of Construction.  The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.  The parties intend for this Agreement to satisfy the provisions of the Age Discrimination in Employment Act of 1967, as amended, and the Sarbanes-Oxley Act of 2002, and this Agreement shall always be construed or limited in conformity with such provisions.

25.
Execution and Effective Date.  Separate copies of this document shall constitute original documents which may be signed separately but which together will constitute one single agreement.  This Agreement will not be binding on any party, however, until, at a minimum, it is signed by all parties or their representatives.  In addition, this Agreement shall become effective and binding on the eighth day following Cooper’s execution of this Agreement.

26.
Time for Consideration.  Cooper acknowledges that Laclede first gave him a copy of this Agreement by or before the close of the business day on September 4, 2007 (the “Offer Date”), and that, at that time, Laclede advised Cooper that Cooper could consider the offer for up to twenty-one (21) days from the Offer Date.  This Agreement shall not become final and binding upon Cooper until the eighth calendar day following Cooper’s execution of this Agreement.  During said seven-day period, Cooper may revoke this Agreement by giving written notice to Richard A. Skau, Vice President of Human Resources, Laclede Gas Company, 720 Olive Street, Rm. 812, St. Louis, MO  63101.  By executing this Agreement, Cooper acknowledges that Laclede has advised him that he has up to twenty-one (21) days until the close of the business day on September 25, 2007, within which to consider this Agreement before signing the same, and that Cooper has, in fact, been given at least twenty-one (21) days within which to consider this Agreement prior to signing the Agreement.  Notwithstanding the opportunity to consider this Agreement for twenty-one (21) days, Cooper acknowledges that should he sign this Agreement anytime prior to the expiration of twenty-one (21) days, that he has nonetheless given full consideration to those terms and signs of his free volition.  Laclede shall be deemed to have revoked its offer to enter into this Agreement if Cooper shall not have executed this Agreement within twenty-one (21) days of the Offer Date.

27.
Consultation with an Attorney.  By executing this Agreement, Cooper acknowledges that, at the time Laclede presented this Agreement to him for his consideration, Laclede advised Cooper to consult with an attorney about this Agreement, its meaning and effect, prior to executing this Agreement.

28.	No Reliance. The parties have not relied on any representations, promises, or agreements of any kind made to them in connection with this Agreement, except for those set forth in this Agreement.

29.
Capacity to Settle.  Each party herein represents and warrants to the other that each has no legal impediments (including bankruptcies) to fully and completely settle all claims and to sign this Agreement.  Both parties further warrant that each is the sole owner of all the claims released in this Agreement, and that each has not assigned or transferred any such claim (or any interest in any such claim) to any other person, and that each will indemnify, defend and hold each other harmless for any damages costs, fees or expenses which they may incur if these representations and warranties are incorrect in any respect.

30.
Cooperation by Cooper.  In exchange for the receipt of the payments set out above, Cooper agrees to cooperate fully in any manner requested by Laclede regarding any and all pending cases, including timely and accurately providing his testimony in cases in which he was involved in any manner during his tenure of employment with Laclede.  Cooper will not receive any additional pay for any such testimony.  Cooper also agrees that in exchange for the payments set out above, he will remain on-call with Laclede and cooperate fully in any manner requested by Laclede during the period prior to and including his Separation Date and during the twelve-month period ending on September 30, 2008, with respect to reasonable requests for information by Laclede in order to access Laclede’s information, explain information known by Cooper by virtue of his employment with Laclede, or otherwise assist in transitioning Cooper’s job responsibilities with Laclede and transitioning Laclede’s systems and procedures.

31.	Return of Property. Cooper agrees to return all property belonging to Laclede, including, but not limited to the car provided to him by Laclede, his laptop computer, cellular phone, Blackberry device, PDA, pager, Laclede identification card, keys, security cards, credit cards, gas cards, parking pass, documents (including all copies regardless of media) of any kind provided or shown to Cooper throughout his employment with Laclede, and any other property of Laclede.  Cooper further agrees he has not copied or otherwise replicated or retained any of the above or like data and things.  All property described herein shall be returned by the close of business on the Separation Date.

32.
Re-Employment and Re-Instatement.  Cooper agrees that he will neither apply for nor accept employment or re-employment with Laclede, in any capacity whatsoever, including but not limited to placement as a contingent worker (such as a contract hire, consultant, industry or technical assistant, or independent contractor) and that Laclede has no obligation whatsoever, contractual or otherwise, to re-hire, re-employ, re-call or contract with Cooper in any capacity in the future.

33.
Arbitration.  The parties agree that in the event of any breach or alleged breach of this Agreement, such breach or dispute shall be submitted to arbitration under the rules of the American Arbitration Association (“AAA”) for selection of a neutral arbitrator.  Arbitration shall be the sole and exclusive remedy with respect to any alleged breach or dispute, and shall be handled pursuant to the procedures and provisions of the AAA and the proceedings shall be private and confidential.

The parties shall jointly request the AAA to designate a panel of arbitrators, and either the parties mutually shall agree upon one of the arbitrators or, in the absence of mutual agreement, each side shall alternatively strike a name from the list of arbitrators commencing with the party seeking arbitration, and the name remaining on the list shall be deemed chosen as the arbitrator.

The parties agree the issue before the arbitrator shall be whether one of the parties breached the terms of this Agreement, and, if so, what are the appropriate damages, if any, except that the arbitrator will have no authority to award punitive damages or damages for non-economic injuries.  The finding of the arbitrator shall be final and binding on both parties.  The arbitrator shall have no power to add to, detract from, or alter this Agreement in any way, and, notwithstanding any AAA rule to the contrary, the arbitrator shall have no power to award, and may not award, punitive or non-economic damages.  The arbitrator’s decision shall be subject to review only as provided under the Federal Arbitration Act where the arbitrator has failed to base his or her decision on the Agreement.  Pending final decision by the arbitrator, there shall be no other legal action taken by either party to the controversy.

The arbitration shall take place in the State of Missouri.  All costs and expenses incidental to and arising out of the arbitration (e.g., arbitrator’s fee) shall be borne by the losing party, but each side shall pay its own attorneys’ fees.

IN WITNESS WHEREOF, the undersigned parties have executed this Separation Agreement and General Release.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

I HAVE READ THIS SEPARATION AGREEMENT AND GENERAL RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, SIGN IT OF MY FREE WILL.  I UNDERSTAND THAT THIS AGREEMENT HAS A BINDING ARBITRATION PROVISION WHICH CAN BE ENFORCED BY THE PARTIES.

September 12, 2007	/s/Barry C. Cooper
Barry C. Cooper

Subscribed and sworn to before me, a Notary Public, this 12th day of September, 2007.

/s/ Lori A. Vance
NOTARY PUBLIC
My commission expires:

February 9, 2011

LACLEDE:

September 4, 2007	By: /s/Richard A. Skau
Richard A. Skau

Title: Vice President, Human Resources
Laclede Gas Company

Subscribed and sworn to before me, a Notary Public, this 4th day of September, 2007.

/s/ Lori A. Vance
NOTARY PUBLIC
My commission expires:

February 9, 2011

APPENDIX A

Entity	Cooper’s Positions

The Laclede Group, Inc.	Chief Financial Officer

Laclede Gas Company	Chief Financial Officer and Director

Laclede Development Company	Vice President and Director

Laclede Energy Resources, Inc.	Vice President and Director

Laclede Gas Family Services, Inc.	Vice President and Director

Laclede Pipeline Company	Vice President and Director

Laclede Venture Corp.	Vice President and Director

Laclede Investment LLC	Vice President and Manager

SM&P Utility Resources, Inc.	Director